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EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We hereby consent to the inclusion in the foregoing Amendment No. 1 of the Trestle Holdings, Inc. Registration Statement on Form SB-2 of our report dated November 14, 2003, relating to the financial statements of Trestle Corporation (Debtor-in-Possession) as of May 20, 2003, March 31, 2003 and March 31, 2002 and for the period from April 1, 2003 through May 20, 2003, for the year ended March 31, 2003 and for the period from October 1, 2001 (inception) through March 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.

                      WEINBERG & COMPANY, P.A.
                      Certified Public Accountants

Boca Raton, Florida
January 31, 2005

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS